  INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No.
333-105690 of MidAmerican Energy Holdings Company of our report dated
January 24, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its accounting policy for goodwill and other intangible assets in 2002 and for major maintenance, overhaul, and well workover costs in 2001), relating to the consolidated financial statements appearing in the Prospectus, which is part of this Registration Statement, and the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such
Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Des Moines, Iowa
June 11, 2003